FREE WRITING PROSPECTUS Dated November 2, 2011	Filed Pursuant to Rule 433 Registration No. 333-159392 Registration No. 333-159392-03

$704mm+     World Omni Auto Loan 2011-B

Jt-Leads: JPM/MS/BARC

Co-Mgrs: BAML/DB/PNC/WF

CLS	$AMT(MM)	WAL	M/S	E.FNL	L.FNL	PXING	YIELD	CPN	$PX
A1	158.000	0.31	P-1/A-1+	06/12	11/12	IL-7	0.41126	0.41126	100.00000
A2	197.000	1.05	Aaa/AAA	06/13	08/14	EDSF+12	0.651	0.65	99.999870
A3	243.000	2.40	Aaa/AAA	04/15	08/16	IS+35	0.962	0.96	99.999810
A4	87.531	3.75	Aaa/AAA	09/15	01/18	IS+47	1.340	1.33	99.977050
B	19.193	3.85	A2/AA	09/15	09/18	IS+110	1.994	1.98	99.978610

EXPECTED PXG:	PRICED
EXPECTED SETTLE:	11/09/11
PXG SPEED:	1.30% ABS, 10% CLEAN-UP CALL
CUSIPS:	A1: 98158PAA6, A2: 98158PAB4, A3: 98158PAC2, A4: 98158PAD0, B: 98158PAE8
REGISTRATION:	PUBLIC/SEC-REGISTERED
ERISA ELIGIBLE:	YES
BILL & DELIVER:	J.P. MORGAN

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-669-7629.